For Immediate Release

Contact:                William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 239-7001

OWENS REALTY MORTGAGE SECURES $20 MILLION REVOLVING CREDIT FACILITY
TO SUPPORT INCREASED COMMERCIAL LENDING ACTIVITY

WALNUT CREEK, CA. – April 28, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that it has entered into a new revolving line of credit with Opus Bank (“Opus”). The maximum borrowings under the new credit line is $20,000,000 or such lesser amount as may be determined pursuant to borrowing base calculations described in the related agreements.  The line of credit will be secured by certain assets of ORM, including certain real property assets of the Company and a collateral interest in mortgage loan promissory notes issued by the Company in the ordinary course of business. Advances on the line may be made through April 1, 2016 and all amounts are due no later than April 1, 2017.

“We see tremendous opportunity to meet the special financing needs of middle market real estate investors. This latest credit facility provides our team with the capital resources needed to accelerate our mortgage lending activities,” said William Owens, the Company’s Chairman and Chief Executive Officer.  “This revolving credit line is in addition to the credit facility we entered into with California Bank & Trust in February.”

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.’s plans, strategies, and prospects, including the maximum borrowings available under the new revolving line of credit, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.